(414) 856-7000                                              March 11, 2002
27217.00003

Advisors Series Trust
4455 East Camelback Road, Suite 261E
Phoenix, AZ 85218

Advisors Series Trust:     The Teberg Fund

Ladies and Gentlemen:

     We have acted as counsel to Advisors Series Trust, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendments to the Trust's Registration Statement filed on Form N-1Awith the Securities and Exchange Commission (the "Amendment") and relating to the issuance by the Trust of an indefinite number of shares of beneficial interest at a price per share of not less than the net asset value thereof (the "Shares") of The Teberg Fund, a series of the Trust (the "Fund").

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

     (a) the Trust's Certificate of Trust as filed with the Delaware Secretary of State on October 3, 1996, as amended on April 2, 2001 and filed with the Delaware Secretary of State on April 3, 2001, certified to us as in effect on the date hereof;

     (b)  the Trust's  Agreement and  Declaration of Trust dated October 3, 1996
          (the "Trust Instrument"), certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (c) the Bylaws of the Trust certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (d) resolutions of the Trust's Board of Trustees adopted at a meeting on December 3, 2001 authorizing the establishment of the Fund;

     (e) the action by Trust's Board of Trustees by written consent in lieu of meeting, dated March 8, 2002, authorizing the issuance of the Fund's Shares;

     (f)  the Post-Effective Amendment; and

     (g) a certificate of an officer of the Trust concerning certain factual matters relevant to this opinion.

     In rendering our opinion below, we have not conducted an independent examination of the books and records of the Trust for the purpose of determining whether all of the Shares were fully paid prior to their issuance and do not believe it to be our obligation to do so.

     Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code (the "Delaware Business Trust Act") and the case law interpreting such Chapter as reported in The Delaware Law of Corporations and Business Organizations (Aspen Law & Business, 2001 Fall Edition). We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Amendment and in accordance with the Trust Instrument, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, then it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you in connection with the Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

                                   Sincerely yours,

                                   /s/ Paul, Hastings, Janofsky & Walker LLP
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